Exhibit 23.10

Digby Wells Environmental

1/F Office Suite, 8 La Columberie, St Helier, Jersey, JE2 4QB, Channel Island, UK

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled S-K 1300 Technical Report Summary of the Songwe Hill Rare Earth Element Project in Malawi, with an effective date of 30 June 2025 (the “Technical Report Summary”), as signed and certified by me, Graham Trusler, as CEO of, and on behalf of, Digby Wells Environmental (“Digby Wells”), I hereby state that Digby Wells is responsible for the preparation of those certain sections of the Technical Report Summary listed as its areas of responsibility in Section 2.1 thereof.

Furthermore, I, on behalf of Digby Wells, state that:

(a)	Digby Wells consents to the public filing by Mkango Rare Earths Limited of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form F-4 of Mkango Rare Earths Limited (the “Document”);

(c)	Digby Wells consents to the use of its name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which it is responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	Digby Wells confirms that individuals on behalf of Digby Wells have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which Digby Wells is responsible.

Dated at Sandton, South Africa this June 5, 2026.

/s/ Graham Trusler	Professional Seal / Stamp
Signature of Individual on behalf of Qualified Person

Graham Trusler, a registered Professional Engineer (920088) with the Engineering Council of South Africa.